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                              ####

 [KCPL Logo]                                   [UtiliCorp United
                                                EnergyOne Logo]


                      A GUIDE TO THE MERGER

                        TABLE OF CONTENTS


Western Resources' Proposal.............................................p  4
KCPL/UtiliCorp Merger...................................................p 17
Merger Benefits.........................................................p 29
Our Belief as to Potential Value of Maxim Energies......................p 39

CERTAIN FORWARD-LOOKING INFORMATION

     This presentation contains certain forward-looking information. The Private Securities Litigation Reform Act of
1995 provides a new "safe harbor" for forward-looking information to encourage companies to provide prospective information about their companies without fear of litigation so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. KCPL and UCU identify the following important factors which could cause KCPL's, UCU's and Maxim's actual results to differ materially from any such results which might be projected, forecast, estimated or budgeted by KCPL, UCU or Maxim in forward-looking information. All of such factors are difficult to predict and many of which are beyond the control of KCPL and UCU. Accordingly, while KCPL and UCU believe that the assumptions underlying the forward-looking information are reasonable for purposes of the development of estimates of revenue enhancements and cost savings, there can be no assurances that such assumptions will approximate actual experience or that all such revenue enhancements and cost savings will be realized, or that resulting beliefs as to potential stock values will prove to be correct, and in such event, actual results could differ materially from the predictions herein. These important factors include: (a) future economic conditions in the regional, national and international markets in which KCPL and UCU compete; (b) state, federal and foreign regulation, including limitations on the amount of synergies Maxim will be able to keep and possible additional reductions in regulated gas and electric rates; (c) weather conditions; (d) financial market conditions, including, but not limited to, the deregulation of the United States electric utility industry, and the entry of new competitors; (g) the ability to carry out marketing and sales plans; (h) the ability to eliminate duplicative administrative functions; (i) the ability to achieve generation planning goals and the occurrence of unplanned generation outages; (j) the ability to degree or eliminate certain capital investments which KCPL and UCU would have to make as separate companies; (k) the ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; and (l) adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters.

     The following materials contain certain statements of opinion and belief.

                   WESTERN RESOURCES' PROPOSAL

             WHY KCPL REJECTED THE WESTERN PROPOSAL:

- -    KCPL believes the Western proposal is based on faulty
     synergies and savings retention assumptions and therefore is not credible See pages 6-7, 10 and 14

- -    Potential significant rate reductions for Western could
     adversely impact Western's stock price and ability to deliver promised dividends See pages 11 through 13

- -    Rate disparity between KGE/KPL customers See page 11

- -    Western has stated that no layoffs would result from its
     offer but its synergy analysis filed with the KCC indicates
     531 reductions and assumes savings available by January 1,
     1998

- -    As a result of its acquisition adjustment of KGE, Western
     must amortize the $801 million acquisition adjustment at the rate of approximately $20 million per year over 40 years

- -    KCPL believes a KCPL/Western merger would create a company ill-suited for industry's future See  page 15

- -    Concentrated Wolf Creek asset = concentrated business risk
     (KCPL owns 47% of the Wolf Creek nuclear plant, and a combined KCPL/Western entity would own 94% of Wolf Creek.)
     See page 24 for reduced business risk with UtiliCorp


     See pages 43-45 of the Joint Proxy Statement/Prospectus

                         KCPL believes WR used faulty assumptions

OUR VIEWS ON WESTERN'S SYNERGIES ANALYSIS Western's synergy analysis is set forth in a report filed with the Kansas Corporation Commission dated April 1996 and entitled "Project Royal". KCPL analyzed this report and found that such report used public data regarding KCPL and made certain assumptions regarding KCPL. Based on a more complete understanding of its own business, KCPL formed certain beliefs as to inaccuracies in Western's analysis. Such beliefs are summarized below.


                    Estimated
                    Overstatement
 Savings Category      ($MM)                  Comments
__________________   __________    _________________________________

- - Procurement          [$150]      -Overstated due to universe of
  Savings materials upon which savings are calculated and discount rate applied (e.g., universe includes generation and small volume items)
                                   -Forecasts not based on any
                                    transaction-specific data, but on
                                    claimed experience in prior
                                    transactions.
                                   -FERC has criticized similar
                                    projections by Western's
                                    consultant as "unsubstantiated".
                                   -Difference between Western's and
                                    KCP&L's/UCU's procurement
                                    estimates accounts for nearly
                                    half of the difference in total
                                    cost savings estimates.

- - Labor
  -Irrelevant and      [$110]      -Relied on previous studies and
   statistically                    assumptions unrelated to actual
   invalid benchmarks               KCPL data

  -Salary and benefits [$27]       -Assumed a 34% benefit rate for
   calculations                     KCP&L (KCP&L rate is 26%).
                                   -Aggressive salary and benefits
                                    escalation (KCP&L believes 3.5%
                                    is the rate which Deloitte and
                                    Touche generally uses).

  -Implementation of   [$43]       -Assumes implementation of all
   synergies                        synergies on January 1, 1998.
                                   -Projected force reduction and
                                    timing reduction contradicts "no
                                    layoff statement."

- - Customer Information [$100]      -Ignored actual KCPL MIS costs
  Systems and Data                  and configuration.
  Center Operation
  Costs

- - Transaction          [$88]       -Left out of calculation.
  Costs               ________

TOTAL                 [$518]
OVERSTATEMENT

                         KCPL believes WR used faulty assumptions

COMPARISON OF CLAIMED SYNERGIES IN RECENT UTILITY MERGERS
In Descending Order by Estimated Cost Savings as a Percent of
Combined Revenues

               Estimated Cost Savings:     As a Percent of Combined:
              __________________________   _________________________
              Aggregate   # of  Per Year                     Pre-Tax
               ($MM)     Years    ($MM)    Revenues   O&M    Income
              ________   _____  ________   ________   ___    _______

PSI            $1,500     10      $150       5.7%     9.3%    34.4%
Resources/
Cinn. G&E

Wisconsin      $2,000     10      $200       4.8%     7.9%    27.3%
Energy/
Northern
States
Power

KCP&L/WESTERN  $1,000     10      $100       4.0%     7.1%    22.6%
RESOURCES

Sierra         $450       10      $45        3.9%     6.2%    22.1%
Pacific
Res./Wash.
Water Power

IES/           $700       10      $70        3.5%     5.4%    27.0%
Interstate/
WPL

Gulf           $1,700     10      $170       3.0%     5.4%    18.4%
States/
Entergy

Potomac        $1,300     10      $130       2.7%     4.8%    17.5%
Electric/
Baltimore
G&E

Southwestern   $770       10      $77        2.7%     3.9%    21.6%
P.S./P.S.Co.
of Colorado

Iowa-Illinois  $400       10      $40        2.6%     3.9%    18.5%
G&E/Midwest
Resources

Washington     $370       10      $37        2.3%     3.8%    22.3%
Energy/Puget
Sound P&L

CIPSCO/Union   $570       10      $57        1.8%     3.4%    9.0%
Electric

Kansas         $140        5      $28        1.7%     2.6%    18.7%
G&E/
Kansas P&L

UTILICORP/
KCP&L          $600       10      $60        1.6%    2.1%    19.1%


Source:  As disclosed in merger proxies for respective transactions.

                       ANALYSIS OF COLLAR

[Graph]

Market Value of WR Stock/KCPL Share

- -    Price 6-14-96   $28 3/4

- -    KCPL shareholders would receive a maximum of 1.1 WR shares

- -    Participate in downside if WR stock price falls below $28.18

- -    KCPL shareholders would receive a minimum of 0.933 WR Share

- -    Participate in upside only if WR stock price rises above
     $33.23

                       ANALYSIS OF COLLAR


[Graph]

Dividend of WR Stock/KCPL Shares

- -    Price 6-14-96   $28 3/4

- -    KCPL shareholders would receive a maximum of 1.1 WR shares

- -    Receive maximum dividends of $2.35 per KCPL share

- -    KCPL shareholders would receive a minimum of 0.933 WR share

- -    Receive minimum dividends of $2.00 per KCPL share

                         KCPL believes WR used faulty assumptions

KCPL BELIEVES WESTERN'S CLAIM OF RETAINING 70% OF SYNERGIES IS
UNREALISTIC

- -    Implicit assumption in KCC filing that Western would be
     allowed to retain 70% of the synergy savings

- -    This is inconsistent with applicable precedent (50%)

     - KCC, in order authorizing KGE merger, required merger savings (above acquisition adjustment, not applicable to Western's proposal to KCPL) to be shared 50/50 between customers and stockholders

     - Missouri Public Service Commission (MPSC) Staff is recommending an equal sharing of merger savings in the UEP/CIPSCO merger

                        Potential for significant rate reductions

WE BELIEVE WESTERN FACES SIGNIFICANT RATE REDUCTIONS

- -    The Kansas Corporation Commission (KCC) order approving the
     Kansas Power & Light/Kansas Gas & Electric merger requires
     50/50 sharing of merger benefits (after recovery of a portion of a booked acquisition premium which is not relevant to Western's proposal to merge with KCPL).

- -    KCPL believes Western's rate levels now ripe for downward
     adjustment

     - Western's base rates not adjusted (so far) to reflect the KGE/KPL merger savings John Hayes claimed in his April 14 letter to Drue Jennings

     - Western has implicitly admitted overearnings of $58.7 million ($8.7MM interim KGE rate reduction, $50 MM accelerated depreciation requested for Wolf Creek)

- -    The Mayor of Wichita in May 22 testimony before the KCC has called for significant KGE rate reductions to eliminate the more than 40% rate disparity he claims exists between KGE and KPL. (KCC Staff testimony indicates that eliminating the difference would cost Western approximately $171 million per year.)

- -    KCC Staff has indicated that its recommended rate reduction
     (see page 12) could be applied entirely to KGE to address the rate disparity issue

                        Potential for significant rate reductions

WE BELIEVE WESTERN CANNOT AVOID THESE SIGNIFICANT RATE REDUCTIONS

- -    In 1995, Western filed for $50 million accelerated
     depreciation on Wolf Creek, but at KCC Staff's request KCC turns proceeding into general cost-of-service review

- -    KCC Staff and CURB filed cost of service studies supporting large rate decrease recommendations.  (CURB, Citizen's
     Utility Ratepayer Board, is an organization created by Kansas statute to represent consumers' interests in public utility matters.)

     - KCC Staff - $105 million, after accounting for all of Western's cost of providing electric service and incorporating Staff's calculation of the ratepayer share of KGE/KPL merger savings

     - CURB - $87 million, after accounting for only certain of Western's costs of providing electric service

- -    Western requested KCC to combine these rate reduction
     proposals with its request for approval of proposed merger with KCPL

     - Western's request for consolidation of these matters pointed to the KCPL merger as the source of funds for KGE rate reductions above $8.7 million

- -    KCC rejected Western's consolidation request

     - Issued June 14 order separating rate review proceeding from merger docket

- -    Rate reduction hearing set for Sept 30, 1996

- -    We feel the larger rate reductions imperil Western's stock price and its ability to deliver promised dividends (See page 13)

The following is not a prediction as to specific future market values and should be read in conduction with page 3 hereof.
Specific future market values cannot be predicted with certainty

                        Potential for significant rate reductions

We Believe Western Rate Reductions Will Result in Lower Values for Shareholders

                                               Incremental Annual
                        $8.7MM     $58.7MM       Rate Reductions
                       Rate Red/  Reduction/    Above WR Proposal
                        $50MM      No Depr    ____________________
Rate Case Scenarios:   Depr Inc*    Inc**      $20MM      $46.3MM***
____________________   ________   ________    _______      _______
 Pro forma 1998 EPS    $2.45(1)    $2.45(1)    $2.36         $2.24

 Less:  Synergy                     0.11        0.11          0.11
 adjustment-See                    _____       _____         _____
 page 14

 Adjusted pro forma                $2.34       $2.25         $2.13
 1998 EPS

 Cash flow impact                 ($44MM)     ($56MM)       ($72MM)

 Combined dividend      87.3%      91.5%       95.1%        100.5%
 payout(2)

 Western stock         $28.75(1)
 price

 Implied P/E ratio     11.7(3)

 Implied WR price                 $27.38       $26.33       $24.92
 at P/E of 11.7

 Implied KCPL share   $31.00(1)   $30.12       $28.96       $27.41
 value

(1)  As reported in Amendment No. 1 to S-4 dated June 19, 1996 filed by Western with the SEC; EPS based on WR stock price of $28.75 on June 14, 1996 resulting in exchange ratio of
     1.07826

(2)  Using $2.14 dividend rate reported in Amendment No. 1 to
     Western S-4

(3)  $28.75/$2.45

  *As filed with the KCC in the WR stand-alone regulatory plan.
   Assumes an $8.7 MM electric rate reduction and $50MM accelerated depreciation

 **Assumes no accelerated depreciation. Assumes all of $58.7MM is applied to reducing electric rates

***$105 million KCC Staff recommendation.

          WE BELIEVE WESTERN OVERSTATED SYNERGY SAVINGS

Western first year claimed savings            $70,421  (1)
Percentage reduction                          X  1/3% (2)
                                              _______
 Adjustment to Western's synergies             23,474

Tax affect (1-40%)                            X   .60
                                              _______
 After-tax adjustment                         $14,084

Shares outstanding                            132,223  (1)

EPS adjustment for overstated savings           $0.11

Note: Adjustment to Western's synergies results in first year savings of approximately $47 million ($70,421-$23,474) compared to KCPL/UCU first year savings of approximately $35 million (See "The Merger -- Synergies From the Merger, -- Summary of Additional Operational Benefits" on page 52-56 of the Joint Proxy Statement/Prospectus

(1) As reported in Amendment No. 1 to S-4 dated June 19, 1996 filed by Western with the SEC

(2) See page 6 for our views on Western's synergies analysis -- we believe Western's synergies could be overstated by as much as approximately 50%.

            KCPL believes Western is an ill-suited merger partner

          COMPARATIVE PROFILES OF UTILICORP AND WESTERN

                          UTILICORP                        WESTERN
                     _________________________      _____________________
 Geographic          Anchored in suburban           Concentrated in eastern
 Diversification:    and rural western              and central Kansas
                     Missouri; 9 gas and
                     electric divisions
                     in 8 states acquired
                     over the past 10 years.

 Foreign             Majority ownership             None
 Utility             and control of distribution
 Operations:         utilities in Australia and
                     New Zealand.

 IPP Business:       Equity investments             Acquired the Wing Group,
                     in 19 IPPs in the              with options to buy into
                     U.S. and Jamaica;              overseas projects; no
                     business plan near             equity in any operating
                     completion for                 (foreign) power projects.
                     assessing IPP
                     investments in 11
                     foreign countries.

 Energy              EnergyOne - national           Modest gas marketing
 Marketing:          brand name for                 operation established in
                     energy services; one           1995; applied for FERC
                     of the 10 largest              electric marketing
                     gas marketers in the           license.
                     U.S. - in operation
                     for 10 years; received FERC
                     license for electric
                     marketing; gas marketing in
                     U.K.

 Customer            Joint venture with             Planned pilot program for
 Centered            Novell to deploy in-           32,000 drive-by meters;
 Technology          home and in-business           passive investment in ADT
                     energy management              Ltd.
                     LANs.

             CONDITIONS TO WESTERN'S EXCHANGE OFFER

- -    Western can amend the terms or terminate transaction any time prior to closing in late 1998

- -    90% of KCPL shares must be tendered

- -    Exchange offer must receive pooling of interests treatment;
     but the exchange offer will permit participants in KCPL's Long Term Incentive Plan to receive cash payments in lieu of securities that are essentially the same as common stock, violating paragraph 47 (b) of opinion 16 of the Accounting Principles Board and thereby prohibiting pooling of interests

                      KCPL/UTILICORP MERGER

                     TWO DISTINCT COMPANIES

[Pie Chart]                        [Pie Chart]
     KCPL                          UTILICORP
     Regulated      100%           Regulated      43%
     Non-Regulated  0%             Non-Regulated  57%


                        ONE UNIQUE VISION

[Pie Chart]
     MAXIM ENERGIES
     Regulated      56%
     Non-Regulated  44%

                        Strategic Merger

- -    KCPL and UCU believe that merger blends the best of two
     worlds:

     - a conservatively managed, well-capitalized financial position, coupled with an aggressive strategy for growth

- -    We believe the merged company will have rare combination of marketing and entrepreneurial skills

                     COMPLEMENTARY STRENGTHS

The combined company will match KCPL's experience and strength in regulated businesses with UtiliCorp's experience and strength in unregulated businesses

- -    The KCPL/UtiliCorp vision is to be a full participant in the global energy marketplace, adding diversified products and services, entering new markets, and growing shareholder value

- -    Revenue diversity through investment in non-regulated
     businesses

- -    EnergyOne provides energy solutions to over 125 of the
     Fortune 500

                  OUR VISION FOR MAXIM ENERGIES

- -    10 years experience operating competitive non-regulated
     businesses
- -    Diverse products, territories, asset base and generating mix
- -    10 years investment in growth - $3 billion
- -    Recognized leader in fuel procurement and generating
     technology
- -    Top 10 in power marketing
- -    Top 10 in gas wholesaling
- -    Top level of employee ownership
- -    Chairman and CEO combined experience - over 40 years

NORTH AMERICA

[Map of North America showing the areas and locations of KCPL and UtiliCorp operations]

COMBINED FINANCIALS

(Based on year end 1995 - pro forma)

millions                UCU       KCPL      Maxim Energies

- -Revenues               $2,798    $886      $3,684
- -Operating income       $225      $244      $469
- -Earnings available     $78       $119      $196
- -10-yr total return*     298%      373%

- -Total assets           $3,886    $2,882    $6,768

     *Industry average -- 211%

WE BELIEVE THE KCPL/UCU MERGER WILL REDUCE BUSINESS RISK FOR KCPL

   TYPE OF BUSINESS RISK                     CHANGE

Asset Concentration (Nuclear)      -Nuclear Asset Concentration Reduced
                                       -45% net plant to 26% net plant
                                       -119% of equity to 58% of equity

Energy Product Concentration       -Adds gas product to electric product
                                   -Adds gas distribution to total electric
                                    distribution
                                       -0% gas revenue to 25% of total
                                        revenue

Service Territory/Geographic/      -Adds six states, British Columbia, New
Customer Concentration              Zealand and Australia to Regulated
                                    Service Territories
                                   -Adds 2 million customers to existing
                                    430,000
                                   -Indirectly reaches over 22 million
                                    customers considering non-regulated
                                    operations
                                   -Climate diversity

Regulatory Concentration           -Diversifies Regulatory risk by adding
                                    seven (7) regulatory jurisdictions

WE BELIEVE THAT THE KCPL/UCU MERGER WILL BENEFIT STAKEHOLDERS --

SHAREHOLDERS
- -    STRONG POTENTIAL FOR EARNINGS GROWTH See " Earnings Growth
     Strategies" on pages 31 through 38
- -    INCREASE OVER KCPL DIVIDEND See "Maxim Energies dividend" on page 27

CUSTOMERS
- -    RANGE OF ENERGY PRODUCTS AND SERVICES
- -    IMMEDIATE REDUCTIONS IN RETAIL ELECTRIC RATES; SHARED
     SAVINGS
- -    5-YEAR PERIOD OF RATE STABILITY

WE BELIEVE THAT THE KCPL/UCU MERGER WILL BENEFIT STAKEHOLDERS --

EMPLOYEES
- -    Part of a stronger, growth-oriented company
- -    Expanded career opportunities with multinational reach
- -    Opportunity to own stock in a competitive, national energy company

COMMUNITIES
- -    Stronger voice in national policy debates
- -    Greater ability to attract new business
- -    Enhanced community involvement and support
- -    Support from Missouri Governor and KC Mayor

                    MAXIM ENERGIES' DIVIDEND

- -    Initial annualized dividend rate of $1.85
- -    Represents 18.6% increase for KCPL shareholders over current
     KCPL annual dividend of $1.56
- -    Confirmation of our belief in strong growth potential
- -    First year ratio of dividends paid to Maxim's earnings of 73 percent based on $1.85 annual dividend and estimates of
     combined company's earnings See Our Belief as to Potential
     Value of Maxim Energies on page 40
- -    Platform for continued dividend growth

                     TERMS OF REVISED MERGER

- -    UtiliCorp shareholders receive one share in the merged
     company for each UtiliCorp share owned

- -    KCPL shareholders would continue to hold their existing KCPL shares

- -    Enhanced value for KCPL shareholders - KCPL shareholders
     will own 57% of Maxim based on capitalization of KCPL and UCU on execution date of the revised merger agreement compared to 55% under the original merger agreement

- -    Regulatory filings on track

- -    Requires approval of majority of KCPL shares voted on the
     merger

                         MERGER BENEFITS

HISTORICAL GROWTH IN SHAREHOLDER VALUE


            KCPL           UCU         Util Index

1986      1,335.4        1,539.4        1,317.5
1987      1,289.8        1,205.2        1,196.6
1988      1,752.1        1,665.5        1,415.3
1989      2,100.5        2,107.3        1,788.4
1990      2,296.2        2,091.5        1,773.2
1991      3,298.8        3,093.7        2,283.5
1992      3,377.9        3,162.0        2,486.7
1993      3,625.6        3,819.7        2,718.2
1994      3,953.3        3,392.7        2,430.1
1995      4,732.9        3,981.0        3,109.8


                  10 Yr. Avg. Annual Returns
               _________________________________

               KCPL      UCU       D&P Index
               _____          _____          _____
               17.7%          17.3%          13.1%


Utility Index represents Duff & Phelps (D&P) Electric Utility Index

EARNINGS GROWTH STRATEGIES

OVERVIEW

We believe that a KCPL/UCU combination --

- -    Is a forward-looking transaction that positions Maxim
     Energies to successfully compete in a deregulated environment

- -    Will create a formidable competitor in the evolving energy services industry

- -    Will provide opportunities for significant earnings growth in three areas:
        -    Synergy savings
        -    Additional operational benefits
        -    Enhancement of financial performance

SYNERGY SAVINGS

- -    $606 million net in pretax synergy savings over 10 years

- -    Ernst & Young study for regulatory filings

        [Pie Chart]     ($ in millions)

        $315  Generate Electricity
        $ 32  Distribute and Transport Energy
        $113  Information Technology
        $ 51  Purchasing/Materials & Facilities
        $ 30  Fleet & Facilities
        $ 65  Executive and Adm Support

See "The Merger -- Synergies From the Merger" on page 52-55 of the Joint Proxy Statement/Prospectus

WE BELIEVE THE KCPL/UCU MERGER WILL RESULT IN ADDITIONAL
OPERATIONAL BENEFITS

- -    Additional savings identified after regulatory filings and announcement of merger in January

- -    Anticipate updated regulatory filings and sharing of savings between shareholders and customers

- -    Yearly pre-tax savings ranging from $12 million to $16
     million over next four years
        -    System dispatch
        -    Non-generating small stock purchases
        -    Combined purchases of technical information
        - Internalization of certain legal and regulatory services

See "The Merger -- Additional Operational Benefits" on page 55-56 of the Joint Proxy Statement/Prospectus

WE BELIEVE THE KCPL/UCU MERGER WILL RESULT IN ENHANCEMENT OF
FINANCIAL PERFORMANCE

- -    We believe that the KCPL/UCU merger provides significant
     opportunities for growth in three areas
        -    International
        -    Energy Marketing
        -    New Products

- -    Palmer Bellevue practice of Coopers & Lybrand Consulting
     facilitated management analyses

See "The Merger -- Enhancement of Financial Performance" on page
56-59 of the Joint Proxy Statement/Prospectus


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

WE BELIEVE THE KCPL/UCU MERGER WILL RESULT IN
ENHANCEMENT OF FINANCIAL PERFORMANCE -- INTERNATIONAL

- -    Strategic focal points:  rapidly developing overseas
     opportunities in utility acquisitions and privatizations as well as power plant development

- -    Combine UCU's investment and operating experience in United
     Kingdom, New Zealand and Australia with KLT's penetration in
     China and KCPL's technical/operational expertise and financial strength

- -    Anticipated improvements in operational efficiencies from
     these investments expected to produce yearly incremental pre-tax income ranging from $16 to $30 million over the next four years

See "The Merger -- Enhancement of Financial Performance" on page
56-59 of the Joint Proxy Statement/Prospectus

WE BELIEVE THE KCPL/UCU MERGER WILL RESULT IN ENHANCEMENT OF
FINANCIAL PERFORMANCE -- ENERGY MARKETING

- -    Growth opportunities through combining KCPL's low variable cost wholesale position and financial strength with UCU's pioneer status in gas and electric marketing

- -    Increased focus on energy marketing is expected to produce yearly pre-tax income ranging from $7 million to $10 million over the next four years

See "The Merger -- Enhancement of Financial Performance" on page
56-59 of the Joint Proxy Statement/Prospectus

WE BELIEVE THE KCPL/UCU MERGER WILL RESULT IN
ENHANCEMENT OF FINANCIAL PERFORMANCE -- NEW PRODUCTS

- -    Both KCPL and UCU are expanding customer relationships by
     offering value-added services:
     -    EnergyOne
     -    Novell
     -    CellNet
     - Electronic home security, appliance warranty service and leasing of fiber optic capacity

- -    Yearly pre-tax income from new products and services is
     expected to range from $7 million to $19 million over the first four years

- -    EnergyOne is expected to contribute approximately $2 million in pre-tax earnings in the first year growing to $30 million by year four

See "The Merger -- Enhancement of Financial Performance" on page
56-59 of the Joint Proxy Statement/Prospectus

SUMMARY OF SYNERGIES FROM THE MERGER, ADDITIONAL OPERATIONAL
BENEFITS AND ENHANCEMENT OF FINANCIAL PERFORMANCE

                                 Year 1  Year 2   Year 3  Year 4
                                         (Per Share)

Synergy Savings                  $0.10   $0.16    $0.22   $0.25
                                _________________________________

Additional Operating Benefits    $0.08   $0.08    $0.07   $0.06
                                _________________________________
Enhancement of Financial
Performance                      $0.20   $0.25    $0.35   $0.44
                                _________________________________

Aggregate Added Value            $0.38   $0.49    $0.64   $0.75
                                =================================

Note: Per share data does not reflect allocation of savings between stockholders and customers

See page 40 for impact on Maxim Energies' earnings per share projections

See "The Merger -- Synergies From the Merger, -- Additional
Operational Benefits, -- Enhancement of Financial Performance" on page 52-59 of the Joint Proxy Statement/Prospectus

       OUR BELIEF AS TO POTENTIAL VALUE OF MAXIM ENERGIES

OUR BELIEF AS TO POTENTIAL VALUE OF MAXIM ENERGIES

                                     1998      1999      2000
                                    _____     _____     _____
UCU stand alone EPS*                $2.39     $2.51     $2.64

KCPL stand alone EPS*                2.13      2.20      2.27

Maxim Energies EPS
without synergies                    2.25      2.35      2.45

E&Y synergies - see page 38**        0.05      0.08      0.11

Additional operational benefits
- - see page 38**                      0.04      0.04      0.04

Enhancement of financial
performance - see page 38            0.20      0.25      0.35
                                    _____     _____     _____
  Total Maxim Energies'
  EPS potential                     $2.54     $2.72     $2.95

P/E ratio - see page 41          12.5 to 13

IMPLIED 1997 MAXIM SHARE PRICE
$31.75 TO $33/SHARE

Maxim Energies dividend             $1.85     $1.90     $1.95

Payout ratio                        73%       70%       66%

     * Using Institutional Broker Estimating System (IBES) estimates

    ** Assumes 50% retention

The foregoing is not a prediction as to specific future market values and should be read in conjunction with page 3 hereof.
Specific future market values cannot be predicted with certainty

                PRICE/EARNINGS RATIO
 COMPARISON BASED ON YEAR-END CLOSING STOCK PRICES

                    KLT      UCU      WR
                    ___      ___      ___

1995                13.7     17.1     12.3
1994                12.6     12.7     10.2
1993                13.9     16.3     12.6
1992                16.9     20.9     14.3
1991                15.0     12.0     11.8
1990                11.3     11.5     9.4
1989                10.6     12.0     12.1
1988                9.8      9.8      10.2
1987                8.3      8.6      9.2
1986                10.0     11.4     11.2

10 yr avg           12.2     13.2     11.3

Avg KLT/UCU                  12.7

Avg KLT/WR                            11.7


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